Exhibit 4.3

AMENDMENT TO

COMMON STOCK PURCHASE WARRANTS

This AMENDMENT TO COMMON STOCK PURCHASE WARRANTS (this “Amendment”) is entered into as of October 19, 2026, by and between Curis, Inc., a Delaware corporation (the “Company”), and [ ] (the “Holder”).

WHEREAS, the Company issued to the Holder those certain [Series A Common Stock Purchase Warrants (the “Series A Warrants”) and Series C Common Stock Purchase Warrants (the “Series C Warrants” and, together with the Series A Warrants, the “January Warrants”) on January 8, 2026] / [, and certain Common Stock Purchase Warrants on August 13, 2026 (the “August Warrants” and, together with the January Warrants,] the “Original Warrants”);

[WHEREAS, the January Warrants are exercisable, in the aggregate, for up to 1,126,676 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a per share exercise price equal to $15.00 (as adjusted for prior stock splits);]

[WHEREAS, the August Warrants are exercisable, in the aggregate, for up to 3,733,334 shares of Common Stock at a per share exercise price equal to $1.50;]

WHEREAS, pursuant to Section 5(l) of each of the Original Warrants, the Original Warrants may be modified or amended, or the provisions thereof waived, with the written consent of the Company and the Holder; and

WHEREAS, the Company and the Holder desire to amend the Original Warrants as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1. Amendment to Exercise Price. Section 2(b) of each of the Original Warrants is hereby amended and restated in its entirety as follows:

“b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $0.60, subject to adjustment hereunder (the “Exercise Price”).”

2. No Further Amendment. Except as amended by this Amendment, the Original Warrants remain unaltered and in full force and effect.

3. Governing Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with Section 5(e) of the Original Warrants.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be executed and delivered by its officer thereunto duly authorized as of the date first written above.

COMPANY
CURIS, INC.

By:
Name:
Title:

HOLDER
[HOLDER NAME]

By:
Name:
Title: